Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements ((No. 333-238717 and 333-255471) on Form S-8 and (No. 333-255470) on Form F-3) of our report dated April 17, 2024, with respect to the consolidated financial statements of Canaan Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Beijing, China

April 17, 2024